NEWS RELEASE

Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Reports Financial Results

for First Quarter FY08

Revenue of $134.4 million;

Net Income of $3.4 million;

Diluted EPS of $0.26

RESTON, VA – April 29, 2008 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced financial results for its first quarter ended March 29, 2008. Revenue for the first quarter of fiscal year 2008 (FY08) increased 18 percent as compared to the first quarter of the prior year.  The Company’s results were driven by growth in high-priority Federal government assignments primarily with civilian agencies, as well as the acquisition of LOGTEC, Inc. at the beginning of June 2007.

First Quarter FY08 Financial Results

Revenue for the first quarter of FY08 was $134.4 million, an increase of 18 percent over first quarter FY07 revenue of $113.7 million.  Federal government contract revenue represented 99 percent of first quarter FY08 total revenue.

Income from operations for the first quarter of FY08 was $7.4 million.  Operating margin for the first quarter of FY08 was 5.5 percent.  Net income for the first quarter of FY08 was $3.4 million or $0.26 per diluted share.  Days Sales Outstanding (DSO) were 79 days at the end of the first quarter FY08.

As of March 29, 2008, SI International had a solid balance sheet with $21.0 million in cash, $116.8 million in debt, and $263.7 million of stockholders’ equity.

“We are seeing good growth opportunities in the civilian and intelligence areas of the Federal government business, and continue to believe in the long-term opportunities in our key focus areas of Federal IT modernization, homeland defense, defense transformation, and mission-critical outsourcing,” said Brad Antle, SI International’s President and CEO.  “Our civilian government revenue had a growth rate of 26 percent when comparing first quarter FY08 to first quarter FY07.”

– more –

Business Highlights

Backlog as of March 29, 2008 was approximately $1.352 billion.  Funded backlog was $215 million, up 19 percent as compared to the fourth quarter FY07.  Business highlights for the quarter include:

•                  Awarded a $46 million DoD Logistics, Maintenance and Supply Support contract.

•                  Awarded a 5-year $4 million contract to provide IT support services to the U.S. Congress.

•                  Awarded a 1-year $4 million contract provide technical support for the development and application of structured learning programs for a Federal government client.

•                  Member of the SAIC team that won a multi-award IDIQ contract supporting the Defense Intelligence Agency’s Solutions for Intelligence Analysis program.

•                  Member of the Savantage Solutions team that was 1 of 5 teams that won the Army’s Program Management Support Services -2 contract vehicle.

•                  Received the Department of Homeland Security’s Mentor Protégé Award for 2007 for the Company’s mentor protégé program with HeiTech Services.

•                  At the beginning of the second quarter FY08, SI International was awarded three Enterprise Program Management contracts with a defense intelligence agency.  The cumulative ceiling values of these 5-year prime contracts are over $131 million with a potential ceiling expansion of an additional $200 million.  The new awards will be reflected in the second quarter net bookings and backlog numbers.

Business Outlook

Based on SI International’s current backlog and management’s estimate as to future tasking and contract awards, the Company issued the following guidance ranges for the second quarter and full year 2008.

	Q2 2008	Full Year 2008
Revenue	$134 – $140 million	$560 – $580 million
Net Income	$3.6 – $4.1 million	$18.9 – $20.2 million
Diluted Earnings Per Share	$0.27 – $0.31	$1.40 – $1.50
Diluted Share Equivalents	13.3 million	13.5 million

Conference Call

SI International has scheduled a conference call to discuss its results and business outlook for 10 AM EDT, today, April 29, 2008. Participating in the conference call will be SI International’s President and CEO, Brad Antle, and Executive Vice President and CFO, Ted Dunn. A question and answer session will be included to further discuss the results and the Company’s future performance expectations. Interested parties should contact Alan Hill at 703-234-6854 for dial-in information.

The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of SI International’s web site, http://www.si-intl.com.  A replay of the webcast will be available on the SI International web site beginning two hours after the conclusion of the conference call. In addition, a replay of the conference is available by telephone beginning on Tuesday, April 29, 2008 at 12:00 PM ET through Tuesday, May 6, 2008 at 5:00 PM ET by calling 888-286-8010 and entering the conference passcode 13779619.

About SI International: SI International, a member of the Russell 2000 and S&P SmallCap 600 indices, is a provider of information technology and network solutions (IT) primarily to the Federal government.  The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  SI International is ranked as the 42nd largest Federal Prime IT Contractor by Washington Technology and has approximately 4,500 employees.  More information about SI International can be found at

www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, financial information or reporting, and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: changes in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SI International, Inc. and Subsidiaries

Consolidated Statements of Operations

(amounts in thousands except per share data; unaudited)

	Three Months Ended
	March 29, 2008	March 31, 2007

Revenue	$134,357	$113,700
Costs and expenses:
Cost of services	88,262	70,892
Selling, general and administrative	36,447	32,068
Depreciation and amortization	1,094	794
Amortization of intangible assets	1,115	748

Total operating expenses	126,918	104,502

Income from operations	7,439	9,198
Interest expense, net	(1,721)	(1,397)
Income before provision for income taxes	5,718	7,801
Provision for income taxes	2,287	3,067

Net income	$3,431	$4,734

Earnings per common share:
Basic	$0.26	$0.36
Diluted	$0.26	$0.36

Basic weighted-average shares outstanding	13,101	12,977
Diluted weighted-average shares outstanding	13,315	13,252

EBITDA (1)	$10,036	$10,943

Notes: (1) EBITDA is defined as GAAP net income plus interest expense net, income taxes, depreciation and amortization, stock compensation, and amortization of intangible assets.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity.

Reconciliation of Net Income to EBITDA is as follows:

	Three Months Ended
	March 29,	March 31,
	2008	2007

Net income	$3,431	$4,734
Interest expense, net	1,721	1,397
Provision for income taxes	2,287	3,067
Depreciation and amortization	1,094	794
Stock compensation	388	203
Amortization of intangible assets	1,115	748
EBITDA	$10,036	$10,943

SI International, Inc.

Revenue Segmentation Data (unaudited)

(In thousands)

	Three Months ended
	March 29, 2008		March 31, 2007		Growth
	$	%	$	%	$	%
Core Federal government	133,167	99.1%	111,738	98.3%	21,429	19.2%
Commercial and other	1,190	0.9%	1,962	1.7%	(772)	-39.3%
Total revenue	134,357	100.0%	113,700	100.0%	20,657	18.2%

Prime contracts	112,988	84.1%	90,946	80.0%	22,042	24.2%
Subcontracts	21,369	15.9%	22,754	20.0%	(1,385)	-6.1%
Total revenue	134,357	100.0%	113,700	100.0%	20,657	18.2%

Cost reimbursable	31,420	23.4%	36,299	31.9%	(4,879)	-13.4%
Time and materials	51,818	38.6%	37,711	33.2%	14,107	37.4%
Fixed price	51,119	38.0%	39,690	34.9%	11,429	28.8%
Total revenue	134,357	100.0%	113,700	100.0%	20,657	18.2%

Department of Defense	56,462	42.0%	51,062	44.9%	5,400	10.6%
Federal civilian agencies	76,705	57.1%	60,676	53.4%	16,029	26.4%
Commercial entities	1,190	0.9%	1,962	1.7%	(772)	-39.3%
Total revenue	134,357	100.0%	113,700	100.0%	20,657	18.2%

Major contracts:
C4I2TSR	14,390	10.7%	22,825	20.1%	(8,435)	-37.0%
All other	119,967	89.3%	90,875	79.9%	29,092	32.0%
Total revenue	134,357	100.0%	113,700	100.0%	20,657	18.2%

SI International, Inc. and Subsidiaries

Consolidated Balance Sheets

(amounts in thousands, except share data; unaudited)

	March 29, 2008	December 29, 2007

Assets
Current assets:
Cash and cash equivalents	$21,030	$13,129
Accounts receivable, net	117,124	117,098
Other current assets	13,471	12,511
Total current assets	151,625	142,738
Property and equipment, net	15,186	15,080
Intangible assets, net	25,467	26,583
Other assets	11,975	11,572
Goodwill	265,474	265,474
Total assets	$469,727	$461,447
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$—	$1,004
Note payable – line of credit	—	20,000
Accounts payable	23,632	26,000
Accrued expenses and other current liabilities	41,548	35,172
Total current liabilities	65,180	82,176
Long-term debt, net of current portion	116,750	93,261
Deferred income tax, net	13,543	14,241
Other long-term liabilities	10,518	11,066
Stockholders’ equity:
Common stock—$0.01 par value per share; 50,000,000 shares authorized; 13,103,086 and 13,087,164 shares issued and outstanding as of March 29, 2008 and December 29, 2007, respectively	131	131
Additional paid-in capital	188,992	188,308
Accumulated other comprehensive loss	(2,176)	(1,094)
Retained earnings	76,789	73,358
Total stockholders’ equity	263,736	260,703
Total liabilities and stockholders’ equity	$469,727	$461,447

SI International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(amounts in thousands; unaudited)

	Three Months Ended
	March 29, 2008	March 31, 2007
Cash flows from operating activities:
Net income	$3,431	$4,734
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,094	794
Amortization of intangible assets	1,115	748
Stock-based compensation	388	203
Loss on disposal of fixed assets	—	35
Amortization of deferred financing costs	181	249
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(26)	(5,525)
Other current assets	(919)	(2,590)
Other assets	311	(2,938)
Accounts payable and accrued expenses	2,240	(2,712)
Other long term liabilities	(531)	153
Net cash provided by (used in) operating activities	7,284	(6,849)
Cash flows from investing activities:
Purchase of property and equipment	(1,200)	(1,955)
Proceeds from sale of marketable securities	—	23,000
Purchase of marketable securities	—	(28,000)
Cash paid for business acquisitions, net of cash assumed	—	(23)
Net cash used in investing activities	(1,200)	(6,978)
Cash flows from financing activities:
Proceeds from exercise of stock options	229	581
Income tax benefit for stock option exercises	66	—
Borrowings under line of credit	56,750	—
Repayments under line of credit	(20,000)	—
Proceeds from long-term debt	60,000	—
Repayments of long-term debt	(94,264)	(188)
Payments of debt issuance costs	(935)	—
Repayments of capital lease obligations	(29)	(23)
Net cash provided by financing activities	1,817	370
Net change in cash and cash equivalents	7,901	(13,457)
Cash and cash equivalents, beginning of period	13,129	19,457
Cash and cash equivalents, end of period	$21,030	$6,000
Supplemental disclosures of cash flow information:
Cash payments for interest	$1,876	$1,454
Cash payments for income taxes	$2,551	$2,369

###